UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 2, 2006

METROLOGIC INSTRUMENTS, INC.

(Exact name of Registrant as specified in its charter)

New Jersey	0-24172	22-1866172
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

90 Coles Road, Blackwood, New Jersey	08012
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (856) 228-8100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On October 2, 2006, the Registrant and its subsidiary, MTLG Investments, Inc. completed the sale of Adaptive Optics Associates, Inc. (“AOA”), an indirect subsidiary of the Registrant, to Essex Corporation (“Essex”) pursuant to the previously announced Stock Purchase Agreement between the parties dated September 19, 2006 (the “Purchase Agreement”).

At closing, Essex acquired all of the outstanding common stock of AOA. The consideration for the acquisition consisted of $40,250,000 in cash with $4,000,000 of such consideration being placed into escrow.

The Purchase Price is subject to post-closing upward or downward adjustment in the event AOA’s adjusted net working capital (as defined in the Purchase Agreement) as of September 30, 2006 exceeds or is less than $5.65 million, respectively. In addition, if Essex chooses to make an election under Section 338(h)(10) of the Internal Revenue Code to treat the sale of AOA’s stock, for tax purposes, as if the transaction were structured as a sale of all of AOA’s assets, Essex has agreed to increase the Purchase Price to the extent necessary to cover any increased tax liability to MTLG Investments, Inc. as a result of such tax election.

The foregoing description of the sale and the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is filed as Exhibit 2.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Number	Description of Document
2.1	Stock Purchase Agreement by and among MTLG Investments, Inc., Metrologic Instruments, Inc., Adaptive Optics Associates, Inc. and Essex Corporation dated September 19, 2006 (incorporated herein by reference to the Registrant’s Form 8-K filed on September 21, 2006).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Metrologic Instruments, Inc. (Registrant)

October 6, 2006	By:	/s/ Kevin Bratton
	Name:	Kevin Bratton
	Title:	Chief Financial Officer

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